exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8, pertaining to the 2017 Equity Incentive Plan of AgeX Therapeutics, Inc., of our report dated March 29, 2022 relating to the consolidated financial statements of AgeX Therapeutics, Inc., included in its Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ WithumSmith+Brown, PC

San Francisco, California

February 6, 2023